Exhibit 10.27
StemCells
6826 La Valle Plateada
P.O. Box 567
Rancho Santa Fe, CA 92067
619-759-0290
As of February 2, 1998
Ann Tsukamoto, Ph.D.
888 La Mesa Drive Portola
Valley, CA 94028
Dear Ann:
On behalf of StemCells (the “Company”), I am pleased to invite you to join the Company as Senior Director of Scientific Operations. In this position, you will report to CytoTherapeutics, Inc. Vice President of Research. However, until such time as this individual is hired, you will report directly to me. As Senior Director of Scientific Operations, you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company. The effective date of your employment will be February 2, 1998.
The terms of this offer of employment are as follows:
     1. Compensation. Your Base Salary will be $5,000 biweekly ($130,000 per year) subject to review and adjustment from time to time. Your salary will begin as of the effective date of employment. You will also be eligible to participate in the Company’s bonus plan, with a target bonus of 10% of your base salary.
     2. Benefits. Our benefits program is outlined in the attached summary. Insurance coverage, which will be provided to you as a Company employee, includes life insurance and health and dental coverage. The Company will provide you with $750,000 of term life insurance during the term of your employment.
     During the first year of employment, you will be entitled to three (3) weeks of paid vacation. Yearly increases in vacation time will be made and accrued according to the Company’s established policies.
     As you know, the Company has not yet established its health and dental insurance. Therefore, you should exercise your COBRA rights and elect to continue your current health and dental insurance. The Company will reimburse you for your COBRA premiums.
     3. Stock Options. Subject to the approval of the Board of Directors of CytoTherapeutics, you will be granted a time-vesting option for 20,000 shares of CytoTherapeutics stock at a price equal to the fair market value at the time of your start date. The vesting of these shares will commence after the first twelve months of your employment. At the end of twelve months, 12/48 will vest and 1/48 will vest monthly thereafter. In addition, and subject to the approval of the SCI Research Committee, you will be granted an additional performance-based stock option for 40,000 shares at a price equal to the fair market value at the time of your start date based upon achievement of these milestones: 1) establishing a fully operational StemCells unit (13,333 shares vest); 2) discovery and patent filing describing the composition of a human stem cell (13,333 shares vest); 3) discovery and patent filing describing the composition of a mammalian stem cell (13,333 shares vest).
     4. At Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason. In the event of termination of your employment, you will not be entitled to any payments, benefits, damages or compensation other than as may otherwise be available in accordance with Section 5.
     5. Severance Agreement. While the Company is free to terminate your employment at any time, for any reason or for no reason, in the event of termination of your employment by the Company without Justifiable Cause (as defined below) during the first year of your employment, you will be entitled to your monthly base salary paid each month for the lesser of twelve (12) months or the number of months until you have accepted an offer of employment elsewhere. In the event of termination of your employment by the Company without Justifiable Cause during the second year of your employment, you will be entitled to your monthly base salary paid each month for the lesser of six (6) months or the number of months until you have accepted an offer of employment elsewhere. In the event that you terminate your employment with the Company, or the Company terminates your employment for Justifiable Cause, or the Company terminates your employment for any reason or no reason after the second year of your employment, you will not be entitled to any payments, benefits, damages, awards or compensation other than as may be available in accordance with the Company’s established plans and policies at the time of termination. The “Justifiable Cause” shall include the occurrence of any of the following events: (I) the conviction of, plea or nolo contendere in, a felony or a crime involving moral turpitude, (ii) the commission of an intentional act of personal dishonesty or breach of fiduciary duty involving personal profit in connection with the Company, (iii) the commission of an act, or failure to act, which the Board of Directors of the Company shall reasonably have found to have involved gross misconduct or gross negligence in the conduct of your duties, and (iv) alcoholism, drug dependency, or habitual absenteeism which interferes with the performance of your duties.
     6. Proprietary Information Agreement. As a condition of accepting this offer of employment, you will be required to complete, sign and return the Company’s standard form of Employee Proprietary Information Agreement.
     7. Immigration Laws. For the purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. The Company will assist you, if needed, to obtain the appropriate documentation. Such documentation must be provided within 3 (three) business days of the effective date of your employment, or your employment relationship with the Company may be terminated.
     8. Physical Exam. This offer of employment is contingent upon successful completion of a medical exam which will be paid for by the Company. You will begin employment only after successfully passing a medical exam. The results are generally available within 72 hours and you will be notified of the results.
     9. General. This offer letter, the Employee Proprietary Information Agreement and the Employee Stock Option Agreement, when signed by you, sets forth the terms of your employment with the Company and supersedes any and all prior representations and agreements, whether written or oral. This agreement can only be amended in a written document signed by you and an officer of the Company. This agreement will be governed by California law. Upon acceptance of this offer we will request from the Board of Directors that you be provided a severance package and accelerated vesting of options in the event of a Change of Control consistent with current Company policies applicable to Officers.
We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing both enclosed copies of this letter in the space below, keeping one copy for your files and returning one copy to me. I will have your Employee Proprietary Information and Employee Stock Option Agreements sent separately.
Sincerely,
/s/ Richard M. Rose
Richard M. Rose, M.D.
President and CEO
AGREED AND ACCEPTED:

/s/ Ann Tsukamoto Ann Tsukamoto, Ph.D.